Exhibit 10.1

SOUTHERN HOSPITALITY BBQ AREA DEVELOPMENT AGREEMENT

SCHEDULES

Schedule A - Development Territory
Schedule B - Development Grant
Schedule C - Franchise Agreement
Schedule D - Addresses for Notice
Schedule E - Royalty and Advertising Fees

SOUTHERN  HOSPITALITY AREA DEVELOPMENT AGREEMENT

THIS AREA DEVELOPMENT AGREEMENT ("Agreement") is made this 4th day of November, 2011 ("Effective Date") by and between SH FRANCHISING & LICENSING LLC, a New York limited liability company ("Company") and SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION,  a Colorado corporation ("Developer").

RECITALS

A         Company owns a world-wide, perpetual license to operate, and grant sublicenses to third parties to operate full service restaurants  featuring  barbecue  dishes,  entrees, sandwiches, burgers, sides and salads, a full bar (featuring beer, wine, and cocktails), non alcoholic beverages, and custom Southern  Hospitality merchandise  (collectively  referred to as the "Southern Hospitality Restaurants") under the Southern Hospitality System and the Licensed Marks.

B.        Developer desires to obtain the exclusive right to develop Southern Hospitality Restaurants within the specified geographic areas and during the specified time period set forth in this Agreement.

NOW THEREFORE, the parties agree as follows:

SECTION   1. DEFINITIONS

Unless specifically defined in this Agreement, all capitalized terms in this Agreement have the same meaning assigned to them in the Franchise Agreement attached as Schedule C except that, in this Agreement, any references in the definitions to Franchisee shall mean Developer.

SECTION  2. GRANT OF DEVELOPMENT RIGHTS

2.1.  Company grants to Developer the exclusive right to develop the specific number of Southern Hospitality Restaurants specified on Schedule 8 hereto (the "Development  Quota") in the geographic area identified on Schedule A hereto (the "Development Territory") subject to the terms and conditions of this Agreement.

2.2.  The term of this Agreement (the "Development Term") shall begin on the Effective Date. Unless sooner terminated in accordance with the provisions of this Agreement, the Development Term shall expire automatically on the earlier to occur of (i) the date identified on Schedule 8 as the last Development Deadline, or (ii) the date on which the final Southern Hospitality Restaurant permitted to open under this Agreement actually opens for business to the public with Developer having satisfied all of the conditions to opening specified in the applicable Franchise Agreement for the final Southern Hospitality Restaurant.

2.3.  If Developer satisfies the entire Development Quota by the last Development Deadline stated in this Agreement and is not in material default under any Franchise Agreement then in effect between the parties, Developer may, at its option, and subject to its compliance with the provisions of this Section 2.3, renew the Development Term for two (2) successive Terms of five (5) years each (each a "Renewal Development Term") subject to the following conditions, subject to the following conditions:

(a)  Developer must provide Licensor with written notice of its intent to exercise an option for each Renewal Development Term at least one (1) year before the expiration of the preceding Development Term or Renewal Development Term,  as applicable, but not earlier than eighteen (18) months before the expiration of the Development Term.

(b)    The parties will mutually establish the number of additional Restaurants to be developed during a Renewal Development Term along with the Development Deadlines for the additional Restaurants and will amend this Agreement to set forth the new Development Deadlines and Renewal Development Term. Upon execution of the amendment, Developer will pay a new Development Fee, which will be calculated based on the number of additional Restaurants in accordance with this Agreement. The Renewal Development Term will expire on the last day of the last Development Deadline agreed upon by the parties. For each additional Restaurant that Licensor approves, the parties will sign Licensor's then-current form of License Agreement, which Developer acknowledges may contain terms that differ materially from the form of Franchise Agreement attached hereto as Schedule C.

(c)     If the parties cannot agree upon a new Development Schedule for a Renewal Development Term, Developer's exclusive rights in the Development Territory will terminate upon written notice from Licensor. Developer's failure to timely exercise an option for any Renewal Development Term, or the failure of the parties to reach agreement on the terms of development for any Renewal Development Term, will result in the immediate termination of any options Developer may have for additional Renewal Development Terms.

2.4.  Subject to the terms and conditions of this Agreement, during the Development Term neither Company nor any Affiliate of Company shall (i) grant any other person the right to operate a Southern Hospitality Restaurant within the Development Territory, or (ii) operate a Southern Hospitality Restaurant in the Territory for its own account, except that the parties agree that the following activities are expressly permitted:

(a)  Company, Company's Affiliate or any third party may operate a Southern Hospitality Restaurant that Company, Company's Affiliate or the third party acquires from Developer.

(b)     To the extent any of the following types of locations are within the geographic area identified on Schedule A, the locations in their entirety, including appurtenant parking areas, are excluded from the Development Territory: any airport properties, mass transit stations, professional sports stadiums, hotels or other lodging facilities, military bases, entertainment parks, casinos, universities or other types of schools. Accordingly, Company and Company's Affiliates may establish, or award others the right to establish, Southern Hospitality Restaurants in any type of format operating under Southern Hospitality Licensed Marks at excluded airport properties, mass transit stations, professional sports stadiums, hotels or other lodging facilities, military bases, entertainment parks or casinos that are, or may be, located within the Development Territory.

(c)  Company may open, operate and offer as franchises any locations that Company may acquire during the Development Term within the Development Territory as part of, and contemporaneous with, Company's acquisition of a chain of at least 3 or more restaurants regardless of their location (whether all 3 are within the Development Territory or 2 or more are outside of the Development Territory) if, at the time of Company's acquisition, all restaurants in the chain do business under a trade name other than Southern Hospitality Licensed Marks. Following the acquisition, Company may convert any of the locations that lie within the Development Territory to a Southern  Hospitality Restaurant and operate it directly, permit Company's Affiliate to operate it, or allow the then-current owner or any third party to operate it under any terms and conditions in Company's discretion under a franchise  license from Company.

2.5.     Subject to Developer's right of first refusal described in this Section, the parties agree that after the Development Term expires or ends for any reason, Company shall have the complete and unrestricted right to award franchises  and licenses for the operation of Southern Hospitality Restaurants in the Development Territory and elsewhere, subject to the terms of any Franchise Agreements entered into by and between Company and Developer during the Development Term that continue in full force and effect after the Development Term expires or ends.

2.6.  Company reserves all rights not expressly granted to Developer  by  this Agreement or any Franchise Agreement. Without limiting the foregoing, Company, on behalf of itself and its Affiliates, may directly or indirectly:

(a)  Open and operate Southern Hospitality Restaurants at airport properties, mass transit stations, professional sports stadiums, hotels or other lodging facilities,  military bases, entertainment parks, casinos, universities or other types of schools located in the Protected Area.

(b)  Produce, license, distribute, market and sell products and services of any kind, including, without limitation, Proprietary Products, through other .retail and wholesale channels of distribution, including, without limitation, by means of electronic communication, the World Wide Web, mail order catalogues, direct mail advertising, and comparable methods that solicit business from customers by means not requiring a physical transaction at a retail or wholesale location;

(c)       Produce, license, distribute, market and sell products and services of any kind, including, without limitation, Proprietary Products, from  supermarkets,  health food stores and other wholesale and retail food stores owned by third parties that are not licensed to do business under the Licensed Marks; and

(d)    Operate other restaurants and other kinds of business under trade names that are dissimilar to the Licensed Marks that do not feature as the predominate menu item barbecue items.

2.7.  Developer acknowledges that this Agreement does not constitute a franchise and does not grant Developer any right to use Southern Hospitality System or the Licensed Marks and that Developer's right to use Southern Hospitality System and the Licensed Marks are derived solely from each Franchise Agreement which may be entered into by the parties pursuant to this Agreement.

SECTION 3. DEVELOPMENT SCHEDULE

3.1     During the Development Term, Developer shall open each Southern Hospitality Restaurant in the Development Quota by no later than the date indicated on Schedule 8 (each deadline identified on Schedule 8 for fulfilling a Development Quota is referred to as a "Development Deadline").  A  Southern Hospitality Restaurant will  not  be  credited  as  being opened until Developer satisfies all of the conditions for opening specified in the Franchise Agreement.

3.2.  If, during the Development Term, any one of Developer's Southern Hospitality Restaurants permanently closes for any reason after having been opened, and as a result of such closure Developer falls below the Development Quota applicable at the time of closure, Developer shall have 6 months from the closing date in which to open a substitute Southern Hospitality Restaurant within the Development Territory in its place.

3.3.  If, during the Development Term, Developer's first Southern Hospitality Restaurant permanently closes for any reason after having been opened, and Developer fails to open an additional Southern Hospitality Restaurant within 6 months of the closure of Developer's first Southern Hospitality Restaurant, Developer shall lose its rights to develop the Territory.

3.4.  If Developer does not satisfy a Development Quota by the applicable Development Deadline, or if Developer falls below the Development Quota due to the closure of a Southern Hospitality Restaurant, Company may terminate this Agreement upon written notice effective immediately unless Developer  agrees to pay Royalty Fees and Advertising Fees for each unopened Southern Hospitality Restaurant for which Developer is below the  then applicable Development Quota. The amount of Royalty Fees and Advertising Fees that Developer shall pay shall be equal to the average  Royalty  Fees  and Advertising  Fees then being collected by Company from all Southern Hospitality Restaurants wherever located, regardless of how long they have been open. The Royalty Fees and Advertising Fees shall be paid on the terms set forth in Schedule E. Developer shall be required to pay Royalty Fees and Advertising Fees from the date of the missed Development Deadline, or closing date, for as long as Developer desires to retain the right to open the number of Southern Hospitality Restaurants in the Development Quota, until the Development Term expires (or sooner terminates). After the Development Term expires or terminates, the parties agree that: (i) Developer  shall  have  no right, or obligation, to open additional Southern Hospitality Restaurants  or replace a Southern Hospitality Restaurant in the Development Territory that permanently closes without applying to purchase a  new franchise; and (ii) Company shall have no obligation to offer Developer  any further area development or franchise rights so that Developer can open the number  of Southern Hospitality Restaurants equal to the Development Quota or replace a Southern Hospitality Restaurant in the Development Territory that permanently closes after  the Development Term expires or ends for any reason.

SECTION  4. DEVELOPMENT FEE

4.1. Upon execution of this Agreement, in consideration of the rights granted hereunder, Developer shall pay Company a non-refundable development fee (the "Development Fee") in an amount equal to the product of $25,000 times the number of Southern Hospitality Restaurants comprising the Development Quota, less the amount of the deposit (if any) previously paid by Developer upon application for  area  development  rights.  Each  time Developer executes a Franchise Agreement in the form attached hereto as Schedule C for a Southern Hospitality Restaurant in fulfillment of the Development Quota, Company shall credit the sum of $25,000 to the Initial Franchise Fee payable under the Franchise Agreement until the total amount of the credits equals the Development Fee.

4.2. If Developer does not fully satisfy the Development Quota for whatever reason or this Agreement  otherwise  terminates  based  upon Developer's  default  before expiration  of the Development Term, Developer shall have no right to recover from Company, directly or indirectly, any portion of the unused Development Fee, it being agreed that the execution of this Agreement  by Company and Company's agreement to forego other development  opportunities in the Development Territory while this  Agreement is in effect is adequate consideration for Developer's payment of the Development Fee, which is fully earned by Company upon the parties' execution of this Agreement.

SECTION   5. DEVELOPMENT PROCEDURES

5.1.  Concurrently upon execution of this Agreement, the parties shall sign the Franchise Agreement for the first Southern Hospitality Restaurant in the Development Quota in the form attached hereto as Schedule C.

5.2       Company shall offer Developer a franchise for each additional Southern Hospitality Restaurant in the Development Quota when Company approves the site proposed by Developer within the Development Territory for Southern Hospitality Restaurant. Company's offer shall be made by presenting Developer with a Franchise Agreement for Developer's execution in the form attached hereto as Schedule C. Developer shall have 15 days after receipt of the Franchise Agreement in which to accept the offer by executing a copy of the Franchise Agreement and returning it to Company. If Developer does not comply with this requirement within that time period, Company shall be under no obligation to sell a franchise for the approved site to Developer, and Developer shall run the risk of failing to satisfy the Development Quota set forth on Schedule B.

5.3.  Once the parties execute a Franchise Agreement for an approved site, their relationship, and the mutual rights and obligations of the parties,  as to the development, ownership, use, occupancy and operation of that site shall be exclusively governed by the Franchise Agreement that they execute for that location and any other agreements entered into as contemplated by, and pursuant to, the Franchise Agreement.

SECTION 6. COVENANTS

6.1.  Nothing in this Agreement obligates Company to disclose Confidential Information to Developer. To the extent that Company elects to do so or Developer otherwise independently learns information that Developer knows, or should reasonably know, Company regards as its Confidential Information, Developer shall use due care to keep the information confidential and the following additional terms and conditions shall apply:

(a)  Developer shall: (i) confine disclosure of Confidential Information to those of its employees and agents who require access in order to perform the functions for which they have been hired or retained in furtherance of Developer's obligations under this Agreement; and (ii) observe and implement reasonable procedures prescribed from time to time by Company to prevent the unauthorized or inadvertent use, publication or disclosure of Confidential Information including, without limitation, requiring that employees with access to Confidential Information sign a Confidentiality Agreement with Developer. Upon request from Company, Developer shall deliver to Company a copy of each executed Confidentiality Agreement for its records. Company may terminate this Agreement if Developer, or any person required by this Agreement to execute a Confidentiality Agreement with Company or Developer, breaches the Confidentiality  Agreement.

(b)  All agreements contained in this Agreement pertaining to Confidential Information shall survive the expiration, termination or Developer's assignment of this Agreement.

(c)  The prov1s1ons concerning non-disclosure of Confidential Information shall not apply if disclosure of Confidential Information is legally compelled in a judicial or administrative proceeding if Developer has used its best efforts to provide Company a reasonable opportunity to obtain an appropriate protective order or other assurance satisfactory to Company of confidential treatment for the information required to be disclosed.

6.2.    Developer understands and agrees that Company and Company's Affiliates and their respective owners will suffer irreparable injury not capable of precise measurement in money damages if any Confidential Information is obtained by any individual or Business Entity and used to compete with Company or any Southern Hospitality franchisee or licensee or otherwise in a manner adverse to Company's interest. Accordingly, in the event a breach of any provision regarding use of Confidential Information, Developer shall be entitled to exercise all remedies available under Applicable Law, including, without limitation to Provisional Remedies without the requirement that Company post bond or comparable security.

SECTION 7. DEFAULT AND TERMINATION

7.1.  Company may terminate this Agreement, in its discretion and election, effective immediately upon Company's delivery of written notice of termination to Developer based upon the occurrence of any of the following events which shall be specified in Company's written notice, and Developer shall have no opportunity to cure a termination based on any of the following events:

(a)  Should Developer make any general arrangement or assignment for the benefit of creditors or become a debtor as that term is defined in 11 U.S.C.  §101  or  any successor statute, unless, in the  case where a petition is filed against Developer, Developer obtains an order dismissing the proceeding within 60 days after the petition is filed; or should a trustee or receiver be appointed to take possession of all, or substantially all, of Developer's assets, unless possession of the assets is restored to Developer within 30 days following the appointment; or should all, or substantially all, of Developer's assets be subject to an order of attachment, execution or other judicial seizure, unless the order or seizure is discharged within 30 days following issuance.

(b)  Should Developer fail to satisfy a Development Quota by the applicable Development  Deadline.

(c)  Should Developer, or any duly authorized representative of  Developer, make a material misrepresentation or omission in  obtaining the development rights granted hereunder, or should Developer, or any officer, director, shareholder, member, manager,  or general partner of Developer, be convicted of or plead no contest to a felony charge or engage in any conduct or practice that, in Company's  reasonable opinion,  reflects unfavorably  upon or is detrimental or harmful to the good name, goodwill or reputation of Company or  to  the business, reputation or goodwill of Southern Hospitality System or the Licensed Marks.

(d)  Should Company terminate any Franchise Agreement between Developer and Company on account of a material breach thereof by Developer.

(e)  Should Developer make, or attempt to make, an unauthorized transfer in violation of this Agreement.

(f)       Should an order be made or resolution passed for the winding-up or the liquidation of Developer (if Developer is a Business Entity) or should Developer adopt or take any action for its dissolution or liquidation.

(g)  Should Developer fail to comply with Applicable Law within 10 days after being notified of non-compliance.

(h)  Should Developer commit a material breach of any other provision of this Agreement, which breach remains uncured for a reasonable period (which need not exceed thirty (30) days) after written notice from Company to Developer.

7.2.  Upon termination or expiration of this Agreement, each Franchise Agreement then in effect by and between Developer and Company pertaining to a Southern Hospitality Restaurant owned by Developer shall remain in full force and effect, unless, in the case of termination, the grounds upon which termination of this Agreement is predicated also constitute grounds permitting Company to terminate the Franchise Agreement and Company has duly terminated the Franchise Agreement in accordance with its terms.

7.3.  Upon termination or expiration of this Agreement, Developer shall have no further right to develop additional Southern Hospitality Restaurants in the Development Territory,  nor shall Developer have any right to prevent Company, or others, from owning and operating, or granting franchises to others to own and operate, Southern Hospitality Restaurants in the Development Territory, subject, however, to the territorial rights, if any, granted to Developer under each Franchise Agreement then in effect between the parties pertaining to a Southern Hospitality  Restaurant owned by Developer.

7.4.  In the event of a breach or a threatened or attempted breach of any of the provisions of this Agreement, Company shall be entitled to exercise all remedies available under Applicable Law in addition to the remedies set forth in this Agreement, including,  without limitation, to Provisional Remedies without the requirement that Company post bond or comparable  security.

SECTION  8. ASSIGNMENT AND TRANSFER

8.1.  Developer acknowledges that Company maintains a staff to manage and operate the Southern Hospitality System and that staff members can change from time  to time. Developer represents that it has not signed this Agreement in reliance on any shareholder, director, officer, or employee remaining with Company in that capacity. Company is free to transfer and assign all of its rights under this Agreement to any person or Business Entity, provided the assignee agrees in writing to assume Company's obligations under this Agreement. Upon such assignment and assumption, Company shall have no further obligation to Developer.

8.2.  Developer understands and agrees that the development rights awarded by this Agreement are personal and are awarded in reliance upon, among other considerations, the individual or collective character, skill, aptitude, attitude, experience, business ability and financial condition and capacity of Developer and, if Developer is a Business Entity, that of its officers,  directors,  shareholders,  LLC  managers  and  members,  trustees, partners  and guarantors.

8.3.  Without Company's prior written consent, Developer shall not, directly or indirectly, attempt or complete an Event of Transfer either voluntarily or by operation of law except in accordance with this Agreement. Company agrees not to withhold its consent unreasonably if Developer satisfies the conditions applicable to a transfer identified in this Agreement.

(a)  Any Event of Transfer shall pertain only to Developer's then-unfulfilled Development Quota for which the Development Deadline has not yet expired as of the proposed date for the event of transfer. If Company consents to the proposed event of transfer, the proposed transferee shall acquire and assume all of Developer's remaining unfulfilled development rights, and all of Developer's obligations, under this Agreement.

(b)  Any attempted or purported transfer which fails to comply with the requirements of this Agreement shall be null and void and shall constitute a material default of this Agreement.

(c)      Company's consent to an Event of Transfer is not a representation of the fairness of the terms of any contract between Developer and a proposed transferee, a guarantee of the Franchised Business' or proposed transferee's prospects for success, or a waiver of any claims that Company or Company's Affiliates may have against Developer or any personal guarantor.

8.4.  Except with respect to Qualified Transfers, if Developer, or the person to whom an offer is directed (the "Individual Transferor"), receives a bona fide written offer ("Third Party Offer") to purchase or otherwise acquire an interest which will result in an Event of Transfer, Developer or the Individual Transferor, shall, within five (5) days after receiving the Third Party Offer and before accepting it, apply to Company in writing for  Company's consent to the proposed transfer. Additionally, the following conditions shall apply:

(a)  Developer, or the Individual Transferor, shall attach to its application for consent to the transfer a complete copy of the Third Party Offer together with (i) information relating to the proposed transferee's experience and qualifications, (ii) a copy of the proposed transferee's current financial statement, and (iii) any other information material to the Third Party Offer, proposed transferee and proposed assignment or that Company reasonably requests.

(b)  Company or its nominee shall have the right, exercisable by written notice ("Notice of Exercise") given to Developer or the Individual Transferor, within thirty (30) days following receipt of the Third Party Offer, all supporting information, and the application for consent, to notify Developer or the Individual Transferor that it will purchase or acquire the rights, assets, equity or interests proposed to be assigned on the same terms and conditions set forth in the Third Party Offer, except that Company may (i) substitute cash for any form of payment proposed in the offer discounted to present value based upon the rate of interest stated in the Third Party Offer, and (ii) deduct from the purchase price the amount of any commission or fee otherwise payable to any broker or agent in connection with the Third Party Offer and all amounts then due and owing from Developer to Company or Company's Affiliates under any Franchise Agreement then in effect between Developer, as Franchisee, and Company. If Company gives timely Notice of Exercise, the assets that Company purchases shall be free and clear of liens. If any asset is pledged as security for financing that is then unpaid, Company may further deduct from the purchase price the remaining amount payable under the terms of financing.

(c)  The closing shall take place at Company's home office at a  mutually agreed upon date and time, but not later than ninety (90) days following Company's receipt of the Third Party Offer, all supporting information, and the application for consent to transfer.

(d)  At the closing, Developer or the Individual Transferor shall deliver to Company the same documents, affidavits, warranties, indemnities and instruments as would have been delivered by Developer or the Individual Transferor to the proposed transferee pursuant to the Third Party Offer. Additionally, Developer and the Individual Transferor shall deliver a general release, in form satisfactory to Company, of any and all claims against Company, Company's Affiliates and their respective officers, directors, shareholders, employees and agents.

(e)      All costs, fees, document taxes and other expenses  incurred  in connection with the transfer shall be allocated between Developer and Company in accordance with the terms of the Third Party Offer, and any costs not allocated shall be paid by Developer or the Individual Transferor.

8.5.  If Company does not exercise its right of first refusal, Developer may not complete the Event of Transfer without Company's prior written consent. An Event of Transfer, or attempt to complete an Event of Transfer, in violation of this provision is a material breach of this Agreement. The requirements of this Section do not apply to a Qualified Transfer. As a condition to Company's consent to an Event of Transfer, Developer must satisfy the following conditions:

(a)  The proposed transferee must submit a completed application  to Company, and meet Company's then-current qualifications for area developers undertaking the remaining development commitment left in this Agreement, including qualifications pertaining to financial condition, credit rating, experience, moral character and  reputation.  Company's evaluation of the proposed transferee's financial condition shall take into account the proposed transferee's obligations to Developer for payments arising out of the Event of Transfer.

(b)  As of the date consent is requested and through the date of closing of the proposed transfer and assignment, Developer must not be in default under this Agreement including, without limitation, due to a failure to satisfy a Development Quota by the applicable Development  Deadline.

(c)  Developer and the proposed transferee shall execute a written assignment and assumption agreement whereby the proposed transferee shall assume Developer's remaining development obligations under this Agreement.

(d)  Either Developer or the proposed transferee shall pay Developer shall pay a transfer fee equal to 25% of the Development Fee not to exceed $50,000.

(e)  Developer must execute and deliver a general release, in  form satisfactory to Company, of any and all claims against Company, Company's Affiliates and their respective officers, directors, shareholders, employees and agents.

(f)  If the proposed transferee is a Business Entity, each person who at the time of the transfer, or later, owns or acquires, either legally or beneficially, 10% or more of the equity or voting interests of the proposed transferee must execute Company's then-current form of personal guaranty.

(g)  Developer's right to receive the sales proceeds from the proposed transferee shall be subordinate to the proposed transferee's and Developer's duties owed to Company and Company's Affiliates under, or pursuant to, this Agreement or any Franchise Agreement then in effect between Developer and Company. All contracts by and between Developer and the proposed transferee shall expressly include a subordination provision permitting payment of the sales proceeds to Developer only after any outstanding obligations owed to Company and Company's Affiliates are fully satisfied.

(h)  Neither Company's exercise of its right of first refusal, its consent to an Event of Transfer, nor Developer's consummati on of an Event of Transfer shall operate to release Developer of those obligations that expressly, or by their nature, survive the effective date of termination or expiration of this Agreement, including, without limitation, the provisions regarding non-disclosure of Confidential Information.

(i)        Developer may only complete the Event of  Transfer  to  the  proposed transferee on the terms identified in the Third Party Offer or as otherwise stated in Developer's application for consent. If there is any material change in the terms of the Third Party Offer, Company shall have a new right of first refusal to accept the new terms subject to the conditions stated in this Section.

(j)       If  Company  consents  to the transfer  to a third party, the transfer  must close within sixty (60) days from the date the Third Party Offer is first submitted to Company unless Company grants an extension of time in writing; otherwise, it must again be offered to Company.

8.6.  If Developer is a Business Entity, Developer shall furnish to Company, upon execution of this Agreement or at such other time as transfer to the Business Entity is permitted, a copy of its articles of incorporation, by-laws, operating agreement, partnership agreement or other governing agreement, and a list of all persons owning an interest in the equity or voting interests of the Business Entity. Additionally, Developer shall promptly provide Company with a copy of any amendments to, or changes in, the documents or other information during the Development Term. Developer shall maintain stop transfer instructions against the transfer on its records of any equity or ownership interests. Each certificate representing an ownership interest in Developer shall bear a legend, in the form stated in the Confidential Manuals, that it is held, and further assignment or transfer thereof is, subject to all restrictions imposed upon transfer set forth in this Agreement. Developer's Primary Owner shall deliver a certificate to Company annually, on or before February 15 of each year, which lists all owners of record and all beneficial owners of any interest in the equity or voting interests of Developer and identifies all transfers of equity or voting interests in Developer which have occurred during the period covered by the annual financial statement.

8.7      Before completing a Qualified Transfer, Developer must do all of the following:  (i) provide Company with written notice of its intent to complete a Qualified Transfer; (ii) when the Qualified Transfer is to a newly-formed Business Entity, deliver the documents which this Agreement  requires a Business Entity to deliver to Company; and (iii) pay a transfer fee of $1,500. The Qualified Transfer  shall not  be effective  unless  and until Developer  satisfies conditions (i), (ii) and (iii). Company shall not have a right of first refusal with respect to a Qualified Transfer, nor shall Company's prior written consent to a Qualified Transfer be necessary if Developer satisfies the conditions stated in this Section.

8.8.     Neither Company's exercise of its right of first refusal nor its consent to a transfer to an approved third party shall operate to release Developer or the Individual Transferor from this Agreement or release any guarantor from any personal guaranty given to Company pursuant to this Agreement.

8.9.     Developer's right to transfer its interest in any Franchise Agreement shall be governed by the terms of the Franchise Agreement.

SECTION  9. PERSONAL GUARANTY.

If Developer is a Business Entity, each person who owns or at any time during the Development Term acquires, either legally or beneficially, 10% or more of the equity or voting interests of Developer shall furnish any financial information reasonably required by Company and execute Company's form of personal guaranty in the form attached to the  Franchise Agreement (Schedule C) to guaranty Developer's performance under this Agreement. An event of default under this Agreement shall occur if any guarantor fails or refuses to deliver to Company, within 10 days after Company's written request: (i) evidence of the due execution of the personal guaranty, and (ii) current financial statements of guarantor as may from time to time be requested by Company.

SECTION 10. RELATIONSHIP OF PARTIES; INDEMNIFICATION.

10.1.  This Agreement does not create a fiduciary relationship between the parties. Company and Developer  each are independent contractors. Nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose.

10.2.  Developer shall conduct its business using its own judgment and discretion, subject only to the provisions of this Agreement. Developer shall conspicuously identify itself in all dealings with third parties as the owner of this business operating under rights granted by Company. Developer shall not represent or imply to any person that this Agreement authorizes Developer to act as agent for Company.

10.3.  Developer shall indemnify and hold Company, Company's Affiliates and their respective officers, directors, shareholders, LLC managers and members, employees, agents, successors and assigns, harmless from and against any and all costs, expenses, losses, liabilities, damages, causes of action, claims and demands whatsoever,  arising from or relating to Developer's exercise of the rights under this Agreement. Developer's obligation to indemnify Company shall extend, without limitation, to all claims for actual and consequential  damages, and Company's costs and expenses incurred in defending any third party claim covered by Developer's indemnification, including, without limitation, attorneys and other professional fees, court costs, and travel and living expenses. Company shall have the right to retain  its  own counsel to defend any third party claim asserted against it which is covered  by  this indemnification agreement. Company's  retention of interdependent  counsel shall, in no manner or form, diminish Developer's obligation to indemnify Company and to hold it harmless. Company shall not  be required or obligated to seek recovery from third parties or otherwise mitigate   its   losses   in  order   to   maintain   a   claim   against   Developer   under   Developer's indemnification agreement. If a decision rendered in any matter covered by Developer's indemnification is against Developer or Company, and Company desires to appeal the decision, Developer may notify Company within 10 days of the date of the decision of its intent to abide by the decision, in which event, Developer shall pay Company the amount required by this Section, and all future costs related to the appeal or settlement of the claim shall be Company's sole responsibility. Developer's indemnification obligation shall survive the expiration, termination or assignment of this Agreement for any reason.

SECTION 11. DISPUTE RESOLUTION

11.1.    The parties hereby incorporate by reference the procedures, terms and conditions set forth in Schedule C pertaining to dispute resolution and agree to be bound by those procedures, terms and conditions with respect to any dispute that may arise between them out of or pertaining to this Agreement, the relationship created by this Agreement or an alleged breach of this Agreement. The parties agreement to adopt the dispute resolution procedures, terms and conditions set forth in Schedule C shall not operate to modify or cancel the provisions of this Agreement permitting Company to seek Provisional Remedies.

SECTION 12. ACKNOWLEDGMENTS

Developer understands and agrees and represents to Company, to induce Company to enter into this Agreement, that:

12.1.  Developer has read this Agreement and Company's Disclosure Document and understands and accepts the terms, conditions and covenants contained in this Agreement;

12.2.  Developer recognizes that Southern Hospitality System may evolve and change over time; that an investment in this franchise involves business risks; and that the success of the investment depends upon Developer's business ability and efforts;

12.3.  Developer has not received or relied upon any promise or guaranty, express or implied, about the revenues, profits or success of the business venture contemplated by this Agreement;

12.4.  None of the property or interests of Developer or its owners is subject to being blocked under, and Developer's and its owners are not otherwise in violation of any Applicable Law including (without limitation) any anti-terrorism laws.

12.5.  No representations have been made by Company, Company's Affiliates or their respective officers, directors, shareholders, employees or agents, that are contrary to statements made in the Disclosure Document previously received by Developer or to the terms contained in this Agreement; and

12.6.  Developer (if an individual) or each person executing a guaranty of Developer's obligations, is a United States citizen or a lawful resident alien of the United States; if Developer is a Business Entity, it shall remain duly organized and in good standing for as long as this Agreement is in effect and it owns the development rights; and all financial and other information provided to Company in connection with Developer's application is true and correct and no material information or fact has been omitted which is necessary in order to make the information disclosed not misleading.

SECTION 13. MISCELLANEOUS

13.1.  Notices. All communications required or permitted to be given to either party hereunder shall be in writing and shall be deemed duly given if properly addressed on the earlier of (i) the date when delivered by hand; (ii) the date when delivered by fax or e-mail if confirmation of transmission is received or can be established by the sender; (iii) one business day after delivery to a reputable national overnight delivery service; or (iv) 5 days after being placed in the United States Mail and sent by certified or registered mail, postage prepaid, return receipt requested. A "business day" means weekdays only, excluding Saturdays, Sundays and holidays. Notices shall be directed to the address shown in Schedule D for the party and its representative. Either party may change its address for receiving notices by giving appropriate written notice to the other. All communications required or permitted to be given by a party in writing may be given electronically to the party's designated e-mail address in Schedule D or as subsequently changed by appropriate written notice.

13.2.  Time  of the  Essence. Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

13.3.  Company's   Prior  Approval. Except where  this Agreement  expressly  requires Company to exercise its reasonable business judgment in deciding to grant or deny approval of any action or request by Developer, Company has the absolute right to refuse any  request by Developer or to withhold its approval of any action by Developer in Company's  discretion. Further, whenever the prior consent or approval of Company is required by this  Agreement, Company's consent or approval must be in writing unless this Agreement  expressly specifies otherwise.

13.4.  Waiver. Any waiver granted by Company to Developer excusing or reducing any obligation or restriction imposed under this Agreement shall be in writing. The waiver  shall become effective when Company delivers the writing to Developer unless another effective date is specified in the writing. No waiver granted by Company,  and no action taken  by Company, with respect to any third party shall limit Company's discretion to take action of any kind, or not to take action, with respect to Developer. Any waiver granted by Company to Developer shall be without prejudice to any other rights Company may have. The rights and remedies granted to Company are cumulative. No delay by Company in exercising any right or remedy under this Agreement or Applicable Laws shall operate as a waiver, and no single or partial exercise by Company of any right or remedy shall preclude Company from fully exercising  the  right  or remedy at another time or from exercising any other right or remedy. Company's acceptance of any payment from Developer after Developer commits an event of default shall not operate as a waiver by Company of the default or of any term, covenant or condition of this Agreement.

13.5.  Section Headings; Language. The paragraph headings used in this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants or conditions of this Agreement. The language used in this Agreement shall in all cases be construed simply according to its fair meaning and not strictly for or against Company or Developer. The term "Developer" as used herein is applicable to one or more persons or Business Entities if the interest of Developer is owned by more than one, and the singular usage includes the plural and the masculine and neuter usages include the other and the feminine. If 2 or more persons are at any time Developer hereunder, whether or not as partners or joint venturers, their obligations and liabilities to Company shall be joint and several. Nothing in this Agreement is intended, nor shall it be deemed, to confer any rights or Remedies upon any person or Business Entity not a party hereto.

13.6.  Binding on Successors. The  covenants, agreements, terms and conditions contained in this Agreement  shall  be binding  upon, and shall  inure to the  benefit of, the successors in interest, assigns, heirs and personal representatives of the parties hereto.

13.7.  Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Laws, but if any provision  of this Agreement is declared by a court of competent jurisdiction to be invalid or prohibited under Applicable Laws, such provision shall be ineffective only  to  the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. All provisions of this Agreement are severable. If the provisions of this Agreement provide for periods of notice less than those required by Applicable Laws, or provide for termination or cancellation other than in accordance with Applicable Laws, the parties agree that the provisions shall be deemed to be automatically amended to conform  them  to Applicable Laws.

13.8.  Amendments. No amendment, change, modification or variance to or from the terms and conditions set forth in this Agreement shall be binding on any party unless it is set forth in writing and duly executed by each party.

13.9.  Complete Agreement. This Agreement, including  the  schedules,  which  are hereby incorporated into this Agreement by this reference, sets forth the  entire  agreement between the parties, fully superseding any and all prior agreements or understandings, whether oral or written, between them pertaining to the subject matter hereof. Nothing in this Agreement, including the schedules, is intended to disclaim the representations Company made in the franchise  disclosure  document.

13.10.  Advice of Counsel. Each party represents that before signing this Agreement, the party had the opportunity (and was strongly advised) to seek advice from an attorney of his, her or its own choosing, and that the party has read and understands all of the terms and provisions of this Agreement.

13.11.  Company's  Business  Judgment. The  parties  recognize,  and  any  mediator  or judge is  affirmatively  advised  that  certain  provisions  of  this  Agreement  describe  the  right  of Company to take (or refrain from taking) certain actions in its discretion,  and other actions in the exercise of its reasonable  business judgment.  Where  this Agreement  expressly  requires that Company  make a decision  based upon Company's  reasonable  business judgment  Company is required to evaluate the overall best interests  of  all  Southern  Hospitality  Restaurants  and Company's  own business  interests.  If Company  makes a decision  based upon its reasonable business judgment, neither a mediator nor a judge  shall substitute his or her judgment for the judgment so exercised by Company. The fact that a mediator or judge  might reach a different decision  than  the  one  made  by Company  is not  a  basis for  finding  that Company made its decision without the exercise  of  reasonable  business judgment.  Company's  duty  to  exercise reasonable  business judgment  in making  certain decision  does  not restrict or  limit Company's right under this Agreement to make other decisions  based entirely on Company's discretion as permitted by this Agreement. Company's discretion means that Company may consider any set of facts or circumstances that it deems relevant in rendering a decision.

13.12.  Covenant  and Condition. Each  provision  of  this  Agreement  performable  by Developer shall be construed to be both a covenant and a condition.

13.13.     Submission of Agreement. The submission of this Agreement to Developer does not constitute an offer to Developer, and this Agreement shall become effective only upon execution by Company and Developer.

13.14.     Anti-Terrorism Representations. Developer agrees to comply with and/or  to assist Company to the fullest extent possible in Company's efforts to comply with Anti-Terrorism Laws (as defined below). In connection with such compliance, Developer certifies, represents and warrants on behalf of itself and each Covered Person that none of their property or interests are subject to being "blocked" under any of the Anti-Terrori sm Laws and that Developer is not otherwise in violation of any of the Anti-Terrorism Laws. "Antl-Terrorlsm Laws" means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war. Any violation of, or "blocking" of assets under, the Anti-Terrorism Laws shall constitute grounds for immediate termination of this Agreement and any other agreement Developer has entered into with Company or one of its affiliates, in accordance with the termination provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY: SH FRANCHISING & LICENSING LLC, a New York limited liability company		DEVELOPER: SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION, a Colorado corporation
By:	/s/ Nelson Braff	By:	/s/ J.W. Roth
Name:	Nelson Braff	Name:	J.W. Roth
Its:	Preisdent	Its:	Chairman

FIRST AMENDMENT TO THE
AREA  DEVELOPMENT AGREEMENT

This First Amendment to Area Development Agreement (the "First Amendment") is made as of November 4, 2011, by and between SH FRANCHISING & LICENSING LLC, a New York limited liability company ("Company") and SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION, a Colorado corporation ("Developer").

WHEREAS, Company and Developer desire to amend the Area Development Agreement dated November 4, 2011 (referred to herein as the "ADA"). Unless otherwise defined in this First Amendment, all defined terms used in this First Amendment, as denoted by the use of initial capital letters, have the same meanings as in the ADA.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Developer agree as follows:

Section 3 of the ADA is hereby amended to include the following Section 3.5, which expressly controls over any contradictory of conflicting language in Section 2.3(a) of the ADA:

3.5 Renewal Development Terms and Royalty  Fees. Developer may, at its option, and subject to its compliance with the provisions of this Section 3.5, renew the Development Term for two (2) successive Terms for the development of ten (10) additional Restaurants for each renewal development term (each a "Renewal Development Term") subject to the following conditions:

a. Developer must provide Company with written notice of its intent to exercise an option for each Renewal Development Term no later than 30 days after the opening to the public of the 10th Restaurant in any preceding Development Term or Renewal Development Term.

b. Developer must not be operating under any uncured written notice of default of the ADA or any individual Franchise Agreement  between Developer and Company at the time it exercises an option for a Renewal Development Term.

c. Company must not have previously terminated the ADA or any Franchise Agreement due to a breach by Developer.

The parties will mutually establish the Development Deadlines and the Development Territory for the additional ten (10) Restaurants for each Renewal Development Term and will amend this Agreement to set forth the new Development Deadlines and the Development Territory description. Upon execution of the amendment for each Renewal Development Term, Developer will pay Company a new Development Fee, which will be the sum of Two Hundred and Seventy Five Thousand Dollars ($275,000), which represents fifty percent (50%) of the Initial Franchise Fee for nine (9) of the ten (10) Restaurants in a Renewal Development Schedule plus 100% of the Initial Franchisee Fee for one (1) of the Restaurants in a Renewal Development Schedule. Developer will pay Company the balance of Twenty-Five Thousand Dollars ($25,000) of the Initial Franchise Fee for each the remaining nine (9) Restaurants in each Renewal Development Schedule at the time a site is determined for each individual Restaurant, as further set forth in each underlying Franchise Agreement. For each additional Restaurant that Company approves, the parties will sign Company's then-current form of Franchise Agreement, which Developer acknowledges may contain terms that differ materially from the form of Franchise

Agreement between Company and Developer for the preceding Development Term or Renewal Development Term, as the case may be. Provided, however, Company agrees that the Royalty Fee that Developer pays to Company from the Gross Sales of the Restaurants shall be as follows:

Restaurants	Royalty Fee Per Restaurant
Restaurants # 1-10	5% of Gross Sales
Restaurants # 11-20	4% of Gross Sales
Restaurants # 21-30	3% of Gross Sales

For the avoidance of doubt, it is expressly understood that the discounted Royalty Fees at the thresholds of development set forth above will only apply so long as there are the specified number of Restaurants opened and operating. By way of example, if Developer has opened and is operating 21 Restaurants, and a Restaurant closes, there will only be 20 Restaurants open and operating. Hence, the Restaurant paying the 3% Royalty Fee will promptly commence paying a 4% Royalty Fee, as it is now part of Restaurants #11-20.

d. If the parties cannot agree upon new Development Deadlines or a Development Territory for a Renewal Development Term, Developer's exclusive rights in the Development Territory will terminate upon written notice from Company. Developer's failure to timely exercise an option for any Renewal Development Term, or the failure of the parties to reach agreement on the terms of development for any Renewal Development Term, will result in the immediate termination of any options Developer may have for additional Renewal Development Terms.

Section 2.4 (b) of the ADA is amended to provide that Company and/or its affiliates will not open, or permit any third party to open, a Southern Hospitality BBQ restaurant in any hotel (with the exception of a casino hotel) that is within a 3 mile radius of any Restaurant owned by Developer or its affiliates.

Section 2.6(a) of the ADA is amended to provide that Developer and/or its affiliates may open a Restaurant in a hotel in its Development Territory with the prior written approval of Company, which may be withheld by Company in its sole discretion.

Section 4.1 of the ADA is amended to provide that, upon the Effective Date, Developer shall pay Company a non-refundable Development Fee of $300,000 which represents fifty percent (50%) of the Initial Franchise Fee for the last eight Southern Hospitality Restaurants comprising the Development Quota (8 x $25,000 = $200,000) plus one hundred percent (100%) of the Initial Franchise Fee for the first two Southern Hospitality Restaurants comprising the Development Quota (2 x $50,000=$100,000).

Sections 8.3 and 8.4 of the ADA are amended to provide that Developer may open each Restaurant under the Development Schedule under a separate legal entity so long as each entity is under majority ownership of Developer and Developer holds at least 51% of the voting rights of each entity and 51% of the positions on the board of directors of each entity.   In addition, for purposes of clarity, it is understood by the parties that  in no event will a Change in Control be deemed to occur with respect to changes in ownership of Southern Hospitality Franchisee Holding Corporation resulting from actions taken by it to become a publicly traded company, including but not limited to actions taken in connection with a reverse merger of it with a publicly traded company, where Southern Hospitality Franchisee Holding Corporation is not the surviving entity, so long as the Board members of Southern Hospital Franchisee Holding Corporation prior to the merger control at least 51% of the Board seats of the surviving entity.

Section 9 of the ADA is amended to provide that the personal guarantors shall be J.W. Roth and Gary Tedder (the "Guarantors"). The personal liability of the Guarantors may be extinguished at any time upon Developer providing to Company, upon commercially reasonable terms acceptable to Company: a) a substitute guarantor; b. a letter of credit; and/or c. an assignment of receivables of Developer or an affiliate. The personal liability of the Guarantors shall be expressly limited to any Royalties due and owing to Company from the Gross Sales from any

[Remainder of page intentionally blank

Restaurant. For example, If a Restaurant closes and fails to pay Company $10,000 in Royalties owed at the time of closure, Company may seek payment of the Royalties from the Guarantors.  Provided, however, the Guarantors will not be liable to Company for any other financial obligations of Developer and/or its affiliates.

Except as specifically amended or modified by the tenrms of this First Amendment, the ADA shall be read, interpreted and construed as written and executed by the parties. No further amendments or modifications of the ADA shall be made or implied unless they are contained in a further writing executed by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Area Development Agreement as of the day and year first above written.

SH FRANCHISING & LICENSING LLC, a New York limited liability company By: SH FRANCHISE CORP., a New York corporation

By:	/s/ Nelson Braff
Name:	Nelson Braff
Title:	President

SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION, a Colorado corporation

By:	/s/ J.W. Roth
Name:	J.W. Roth
Title:	Chairman

SECOND AMENDMENT
TO THE
AREA DEVELOPMENT AGREEMENT

This Second Amendment to Area Development Agreement (the "Second Amendment") is made as of November 9, 2012, by and between SH FRANCHISING & LICENSING LLC, a New York limited liability company ("Company") and SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION, a Colorado corporation ("Franchisee").

WHEREAS, Company and Franchisee desire to amend the Area Development Agreement dated November 4, 2011, as amended November 4, 2011, (together referred to herein as the "ADA"). Unless otherwise defined in this Second Amendment, all defined terms used in this Second Amendment, as denoted by the use of initial capital letters, have the same meanings as in the ADA.

WHEREAS, Company and Franchisee have discussed exchanging development in Nashville, Tennessee and Orlando, Florida for Chicago, Illinois, but Orlando, Florida has not been included the Development Territory;

Section 1 of the ADA is amended and restated as follows:

> Unless specifically defined in this Agreement, all capitalized terms in this Agreement have the same meaning assigned to them in the Franchise Agreement, as such Franchise Agreement may be amended from time to time, except that, in this Agreement, any references in the definitions to Franchisee shall mean Developer.

Section 3.5 of the ADA is amended and restated as follows:

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are Scottsdale/Phoenix, AZ; Denver, CO; Chicago, IL; Dallas, TX; Austin, TX; Houston, TX; Washington D.C.; Palo Alto, CA; New Orleans, LA; and Atlanta, Ga. Provided, however, with respect to Atlanta, Company may elect to open a corporate store and/or license to a third party at any time up until Developer has reached a fully executed lease agreement for Atlanta. If Company develops in Atlanta, Company and Developer will mutually agree upon a suitable alternate city for Developer's Development Schedule.

Schedule E is amended and restated as follows:

ROYALTY FEES	
Restaurants	**Royalty Fee Per Restaurant**
Restaurants # 1-2	5% of Gross Sales
Restaurants # 3-4	4% of Gross Sales
Restaurants # 5-20	3.5% of Gross Sales
Restaurants # 21-30	3% of Gross Sales

ADVERTISING FEES	
Restaurants	**Advertising Fee Per Restaurant**
Restaurants # 1-4	0% of Gross Sales
Restaurants # 5-6	.75% of Gross Sales
Restaurants # 7-30	.5% of Gross Sales

Company and Franchisee, on their own behalf and on behalf of their principals, partners, investors, advisors, consultants, representatives, members, managers, stockholders, affiliates, and promoters, do hereby irrevocably, unconditionally, and forever release and discharge under any applicable law, the other party and its principals, partners, investors, advisors, consultants, representatives, members, managers, stockholders, affiliates, and promoters, of and from any and all manner of action, causes of action, counterclaims, third party actions, controversies, losses, damages, claims and demands whatsoever (whether known or unknown, fixed or contingent) existing or arising at (or at any time prior to and including) the date of this Second Amendment, in law, in equity or otherwise arising under or relating in any way to the dealings between Company and Franchisee, or may ever have, upon or by reason of any dealings occurring on or prior to date of this Second Amendment.

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SH FRANCHISING & LICENSING LLC

By:____________________
Name: NELSON BRAFF
Title: PRINC

SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION

By:____________________
Name:____________________
Title:____________________

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